FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                        ------------------------
                                                          2000            1999
                                                        --------        --------
Income before income taxes                              $ 18,128        $ 82,772
Add fixed charges:
  Interest expense                                       189,082         131,183
  One-third rentals                                        1,763           1,111
                                                        --------        --------
    Total fixed charges                                  190,845         132,294
                                                        --------        --------
Income as adjusted                                      $208,973        $215,066
                                                        ========        ========
Ratio of income to fixed charges                            1.09            1.63
                                                        ========        ========